Microsemi Corporation and Subsidiaries
                   Unaudited Earnings Per Share Calculation
                   (in thousands, except earnings per share)

                                   13 Weeks Ended      13 Weeks Ended
                                December 29, 1996   December 31, 1995
                                          (amounts in 000's)
PRIMARY
Net income                             $    1,889     $    1,429

Outstanding shares                          8,073          7,796
Equivalent shares from stock options          401            470
                                            -----          -----
Common and common equivalent shares         8,474          8,266
                                            =====          =====
Primary earnings per share              $    0.22      $    0.17
                                            =====          =====
FULLY DILUTED

Net income                             $    1,889     $    1,429
Interest savings from conversion
 of debt, net of income taxes                 321            323
                                            -----          -----
Net income used in the computation
 of fully diluted earnings per share        2,210          1,752
                                            =====          =====

Outstanding shares                          8,073          7,796
Equivalent shares from stock options          470            470
Convertible shares                          3,368          3,523
                                           ------         ------
Common and common equivalent shares        11,911         11,789
                                           ======         ======

Fully diluted earnings per share         $   0.19       $   0.15
                                           ======         ======